Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NVE Corporation 2000 Stock Option Plan (as amended by the shareholders on July 19, 2001) and the NVE Corporation 2001 Employee Stock Purchase Plan of our reports dated May 5, 2010, with respect to the financial statements of NVE Corporation, NVE Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NVE Corporation, included in the Annual Report (Form 10-K) for the year ended March 31, 2010.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
May 5, 2010